Exhibit 99.1

XRG, Inc. Announces Reverse Split Effective Date

January 03, 2005 11:03:00 AM ET

XRG, Inc. XRGI, a provider of a wide range of truckload freight services in the United States, today announced that the reverse stock split of its common stock in a ratio of one-for-twenty (1:20) will become effective on January 3, 2005, the first trading day of the new year. The trading symbol on the OTC electronic bulletin board for the stock will now be XRGI.OB.

The reverse split affects all the issued and outstanding common shares, stock options and warrants of the company. As a result of the foregoing, the Company expects to have approximately 16,450,000 fully diluted shares of common stock outstanding.

As a result of the reverse, the company will strive to gain listing on a major exchange, and management believes the company will be better positioned to execute on its aggressive acquisition strategy.

About XRG, Inc.

XRG, Inc. is a public company trading on the OTC-BB under the symbol XRGI that was established in November 2000 to consolidate established and profitable truckload carriers throughout the United States. The Company is targeting carriers that have long-term customer relationships and typically generate revenues between $5 and $70 million. Our consolidation strategy enables us to diversify our customer base, technical capabilities and geographic areas served. For more information about XRG, Inc., visit http://www.xrginc.com or call 727-475-3060.


Contact  Information:   XRG,  Inc.  727-475-3060   info@xrginc.com  or  Investor
Relations: Liolios Group Inc. Scott Liolios or Michael Cannivet, 949-574-3860 scott@liolios.com

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